EXHIBIT 16.1

July 9, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Cemtrex, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K dated July 9, 2013 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ Gruber & Company, LLC

Gruber & Company, LLC